Exhibit 99.1

FOR IMMEDIATE RELEASE

M/I Homes Reports Unit Results for the Fourth Quarter and Year-End of 2007

Columbus, Ohio (January 10, 2008) - M/I Homes, Inc. (NYSE:MHO) announces new contracts and homes delivered for the three- and twelve- month periods ended December 31, 2007, along with year-end backlog.  The results of the Company’s West Palm Beach division have been classified as discontinued operations due to the Company’s previously announced exit from this market.

New contracts of 2,513 for the twelve months ended December 31, 2007 were 11% below 2006’s 2,825.  New contracts for 2007’s fourth quarter were 322 compared to 353 in 2006.  Homes delivered for the twelve months ended December 31, 2007 were 3,288 compared to 2006’s deliveries of 4,109.  The sales value of homes in backlog at December 31, 2007, was $233 million with backlog units of 748 and an average sales price of $312,000.  The backlog of homes at December 31, 2006 had a sales value of $533 million with backlog units of 1,523 and an average sales price of $350,000.  Homes delivered in 2007’s fourth quarter were 1,042, decreasing 24% from 2006’s 1,363.  M/I Homes had 146 active communities at December 31, 2007 compared to 163 at December 31, 2006 and 159 at the end of 2007’s third quarter.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “Conditions continue to be challenging in our markets and are expected to remain so throughout 2008.  For more than a year, we have been engaged in a predominantly defensive operating mode – focusing on reducing owned lots, operating costs, and debt levels.  At the beginning of 2007, we owned 19,400 lots and had $410 million outstanding under our homebuilding bank line.  Our fourth quarter land sales and homes deliveries were instrumental in reducing our owned lots by more than 25%, and we ended the year with bank borrowings of $115 million.  We believe we have significantly improved our financial position heading into 2008.”

The Company expects to report fourth quarter and annual financial results on February 7, 2008.  You are invited to listen to the conference call over the Internet at 4:00 p.m. Eastern Time.  To hear the call, log on to the M/I Homes websiteat mihomes.com, click on “Investors” and select “Listen to the Conference Call.”  The call, along with non-GAAP financial measures, will be available through February 2009.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 71,000 homes.  The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes.  The Company has homebuilding operations in Columbusand Cincinnati, Ohio; Chicago, Illinois; Indianapolis, Indiana; Tampaand Orlando, Florida; Charlotteand Raleigh, North Carolina, and the Virginiaand Marylandsuburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements involve a number of risks and uncertainties.  Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.  All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time.  The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Phillip G. Creek, Senior Vice President and Chief Financial Officer, (614) 418-8011
Ann Marie W. Hunker, Vice President and Corporate Controller, (614) 418-8225
investorrelations@mihomes.com

M/I HOMES, INC.
Homebuilding Operational Data

NEW CONTRACTS
	Three months ended			Twelve months ended
	December 31,			December 31,
			%			%
Region	2007	2006	Change	2007	2006	Change

Midwest	139	253	(45)	1,195	1,513	(21)

Florida*	75	(22)	441	505	615	(18)

Mid-Atlantic	79	150	(47)	752	672	12

Continuing Operations	293	381	(23)	2,452	2,800	(12)

Discontinued Operations*	29	(28)	204	61	25	144

Consolidated Total	322	353	(9)	2,513	2,825	(11)

HOMES DELIVERED
	Three months ended			Twelve months ended
	December 31,			December 31,
			%			%
Region	2007	2006	Change	2007	2006	Change

Midwest	443	522	(15)	1,436	1,821	(21)

Florida*	248	474	(48)	877	1,389	(37)

Mid-Atlantic	293	279	5	860	691	24

Continuing Operations	984	1,275	(23)	3,173	3,901	(19)

Discontinued Operations*	58	88	(34)	115	208	(45)

Consolidated Total	1,042	1,363	(24)	3,288	4,109	(20)

BACKLOG
	December 31, 2007			December 31, 2006
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price

Midwest	391	$107	$273,000	632	$173	$274,000

Florida*	121	$ 35	$292,000	493	$183	$371,000

Mid-Atlantic	200	$ 78	$388,000	308	$128	$415,000

Continuing Operations	712	$220	$308,000	1,433	$484	$338,000

Discontinued Operations*	36	$ 13	$377,000	90	$ 49	$543,000

Consolidated Total	748	$233	$312,000	1,523	$533	$350,000

*The Florida Region and Continuing Operations exclude the Company’s West Palm Beach Division, which is now classified as a Discontinued Operation.